                                  EXHIBIT A
                                  ---------

                     SIGNATURE X LTD. LIMITED PARTNERSHIP
                       1995 FORM 10-KSB ANNUAL REPORT
                     ------------------------------------

                        Index to Financial Statements
                   Submitted in Response to Requirements of
                        Items 7 and 13 of Form 10-KSB
                   ----------------------------------------

                                                                Page
                                                                ----

Independent Auditors' Report on Financial Statements             2

Balance Sheets--December 31, 1995 and 1994                       3

Statement of Operations--Years ended December 31,
     1995 and 1994                                               4

Statements of Partners' Equity (Deficit)--Years Ended
     December 31, 1995 and 1994                                  5

Statements of Cash Flows--
     Years ended December 31, 1995 and 1994                      6

Notes to Financial Statements--
     December 31, 1995 and 1994                                 7-9

                               SIGNATURE X LTD.
                             LIMITED PARTNERSHIP

                                Annual Report

                          December 31, 1995 and 1994

                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report


The Partners Signature X Ltd. Limited Partnership:

We have audited the accompanying balance sheets of Signature X Ltd. Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, partners' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signature X Ltd. Limited Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Indianapolis, Indiana
February 2, 1996


                     SIGNATURE X LTD. LIMITED PARTNERSHIP

                                Balance Sheets

                          December 31, 1995 and 1994

     Assets                                            1995        1994
                                                       ----        ----
Current assets:
     Cash and short-term cash investments        $   308,404     208,858
     Investments held by trustee                       1,463       3,148
       Cash and cash equivalents                     309,867     212,006
     Accounts receivable                              47,290      52,702
     Other current assets                             74,028      99,944
                                                     -------     -------

          Total current assets                       431,185     364,652
                                                     -------     -------

Property and equipment:
     Land                                          1,693,614   1,693,614
     Land improvements                               384,347     384,347
     Buildings                                     6,846,694   6,846,694
     Furniture and equipment                       1,875,612   1,711,625
                                                   ---------   ---------
                                                  10,800,267  10,636,280
     Less accumulated depreciation                 3,050,739   2,803,658
                                                  ----------  ----------

          Net property and equipment               7,749,528   7,832,622

Furniture and equipment reserves                      87,841      90,524
Deferred costs, net of accumulated amortization
     of $296,889 and $281,181                        122,687     138,395
                                                  ----------  ----------

                                                  $8,391,241   8,426,193
                                                  ----------   ---------
                                                  ----------   ---------
     Liabilities and Partners' Equity

Current liabilities:
     Current portion of long-term debt (note 2)      104,573      89,044
     Accounts payable                                 25,090      24,554
     Accrued payroll and related taxes                34,290      31,456
     State and local taxes                            57,582      55,591
     Accrued interest (note 3)                        22,454      23,421
                                                      ------      ------

          Total current liabilities                  243,989     224,066

Long-term debt, less current portion (note 2)      5,197,742   5,283,835
Note payable to general partner (note 3)           2,377,361   2,377,361
Advances from general partner (note 3)               200,000     259,065
                                                   ---------   ---------

      Total liabilities                            8,019,092   8,144,327
                                                   ---------   ---------

Partners' equity:
     General partner (15% equity interest)            55,439      41,897
     Limited partners (85% equity interest;
     364 units authorized and outstanding)           316,710     239,969
                                                    --------    --------

                                                     372,149     281,866
                                                    --------    --------

                                                 $ 8,391,241   8,426,193
                                                 -----------   ---------
                                                 -----------   ---------

See accompanying notes to financial statements.

                      SIGNATURE X LTD. LIMITED PARTNERSHIP

                            Statements of Operations

                    Years ended December 31, 1995 and 1994

                                                 1995          1994
                                                 ----          ----

Revenue:
     Guest room revenue                      $ 3,014,783     2,908,447
     Other hotel revenue                          86,858       102,918
     Interest                                     16,086        10,452
                                               ---------     ---------
                                               3,117,727     3,021,817
Costs and expenses:
     Hotel operations                            981,443       961,023
  Salaries and benefits                          797,081       730,297
     Management and franchise fees (note 3)      278,020       269,523
     Advertising and reservations (note 3)       108,119       104,815
     Interest (note 3)                           560,145       562,403
     Depreciation and amortization               304,398       374,993
     Loss (gain) on disposal of equipment       (  1,762)        4,051
                                                 -------      --------

                                               3,027,444     3,007,105

          Income before extraordinary gain        90,283        14,712
                                               ---------     ---------

Extraordinary gain from debt
  restructuring (note 3)                            -          660,684
                                               ---------     ---------

          Net income                              90,283       675,396

General partner's interest (15% interest)         13,542       101,309
                                                --------      --------

Limited partners' interest (85% interest)      $  76,741       574,087
                                               ---------      --------
                                               ---------      --------
Per limited partner unit:
     Income before extraordinary gain                211            34
     Extraordinary gain                            -             1,543
                                               ---------      --------

     Net income                                $     211         1,577
                                               ---------      --------
                                               ---------      --------

Number of limited partner units outstanding          364           364
                                               ---------      --------
                                               ---------      --------


See accompanying notes to financial statements.


                       SIGNATURE X LTD. LIMITED PARTNERSHIP

                   Statements of Partners' Equity (Deficit)

                    Years ended December 31, 1995 and 1994


                                 General       Limited
                                 Partner       Partners         Total
                                 -------       --------         -----

Balance at December 31, 1993   $ (59,412)      (334,118)      (393,530)

     Net income                  101,309        574,087        675,396
                                 -------        -------        -------

Balance at December 31, 1994      41,897        239,969        281,866

     Net income                   13,542         76,741         90,283
                                 -------        -------        -------

Balance at December 31, 1995    $ 55,439        316,710        372,149
                                --------        -------        -------
                                --------        -------        -------

Accumulated balances:

     Capital contributions       404,445      3,640,000      4,044,445
     Offering expenses              -          (455,000)      (455,000)
     Net loss                   (349,006)    (2,868,290)    (3,217,296)
                                 -------      ---------      ---------

Balance at December 31, 1995    $ 55,439        316,710        372,149
                                --------        -------        -------
                                --------        -------        -------


See accompanying notes to financial statements.


                     SIGNATURE X LTD. LIMITED PARTNERSHIP
                     ------------------------------------

                           Statements of Cash Flows
                           ------------------------

                    Years ended December 31, 1995 and 1994
                    --------------------------------------


                                                      1995        1994
                                                      ----        ----
Cash flows from operating activities:
   Net income                                     $  90,283     675,396
   Items which do not use cash:
   Depreciation of property and equipment           288,690     359,285
        Amortization of deferred costs               15,708      15,708
        Extraordinary gain from debt restructuring     -       (660,684)
        Loss (gain) on disposal of equipment         (1,762)      4,051
        Accrued revenue and expenses, net            37,834     (40,487)
                                                   ---------   ---------
        Net cash provided by
          operating activities                      430,753     353,269
                                                   ---------   ---------

Cash flows from investing activities:
   Additions to furniture and
   equipment reserves                              (149,998)   (118,875)
   Other additions to property and equipment        (59,666)     (7,132)
   Proceeds from disposal of equipment                6,401         -
                                                   ---------   ---------
      Net cash used in investing activities        (203,263)   (126,007)
                                                   ---------   ---------

Cash flows from financing activities:
   Payments on long-term debt                       (89,507)   (120,290)
   Proceeds from installment note                    18,943        -
   Repayment of advances from general partner       (59,065)       -
                                                    --------   ---------

      Net cash used in financing activities        (129,629)   (120,290)
                                                   ---------   ---------

Increase in cash and cash equivalents                97,861     106,972

Cash and cash equivalents at beginning of year      212,006     105,034
                                                   --------    --------

Cash and cash equivalents at end of year          $ 309,867     212,006
                                                  ---------    --------
                                                  ---------    --------



Additional disclosures:
   Interest paid                                  $ 561,112     574,399
                                                  ---------    --------
                                                  ---------    --------

   Additions to property and equipment from
        furniture and equipment reserves          $ 150,569     113,016
                                                  ---------    --------
                                                  ---------    --------

See accompanying notes to financial statements.

                     SIGNATURE X LTD. LIMITED PARTNERSHIP
                     ------------------------------------

                         Notes to Financial Statements
                         -----------------------------

                          December 31, 1995 and 1994
                          --------------------------


(1)     Organization and Significant Accounting Policies

                                 Organization
                                 ------------

     Signature X Ltd. Limited Partnership (the Partnership) was organized on September 19, 1986 to operate as a franchisee of Signature Inns, Inc. The Partnership completed construction and began operating Signature Inn hotels in Florence, Kentucky in July 1987 and in Sharonville, Ohio in September 1987.

     Signature Inns, Inc., the general partner, is responsible for the overall management and operation of the Partnership and presently receives 15% of partner distributions, which is to increase to 30% if the limited partners receive cumulative cash distributions equal to their original capital contribution plus a 10% annual return. The general partner also owns 10 of the limited partner units.

                            Property and Equipment
                            ----------------------

     Property and equipment are recorded at cost and include assets leased under noncancelable agreements and construction loan interest and fees. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: forty (40) years for buildings, fifteen (15) to twenty (20) years for land improvements, and three (3) to ten
(10) years for furniture and equipment.

     In 1994, the Partnership demolished an office building at a cost of $7,500, and the City of Sharonville added additional parking on the former building site which is adjacent to the new Sharonville Convention Center. The Partnership entered into a twenty-year cost-sharing agreement with the City for the maintenance of the parking lot which provides for annual payments to the Partnership of $2,400, increasing 4% each year. The agreement allows the City to utilize the new parking area for a period of twenty years. The Partnership has the right to terminate the agreement at any time prior to the end of the twenty-year period, with a payment to the City of $6,000 for each of the remaining years of the contract.

                                Deferred Costs
                                --------------

     Fees and other costs incurred in financing the hotels are amortized on the straight-line basis over the life of the related financing.


                           Cash and Cash Equivalents
                           -------------------------

     Cash and cash equivalents represent cash on deposit with banks and highly liquid short-term cash investments with original maturities of three months or less.

                       Furniture and Equipment Reserves
                       --------------------------------

     Cash reserves for refurbishings, replacements and major repair contingencies are established at amounts equal to 4% of defined gross receipts. Related expenditures are disbursed from this account. In 1995, an additional deposit of $20,000 was made to the reserve account.

                                 Income Taxes
                                 ------------

As a partnership, the allocated share of taxable income or loss is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the Partnership's financial statements.

                               Use of Estimates
                               ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     With anticipated increased revenues, the general partner estimates that the Partnership will be able to generate sufficient levels of cash flows from operations to meet hotel operating expenses and mortgage debt service obligations. However, failure to reach these levels could jeopardize the Partnership's ability to meet its obligations. The accompanying financial statements do not include any adjustments that might arise from the outcome of this uncertainty.

                             Financial Instruments
                             ---------------------

     The carrying amounts of the long-term debt secured by the Sharonville hotel of $2,504,369 and advances from Signature Inns, Inc. of $200,000 approximate fair value because the interest rates on these instruments change with market interest rates. The fair value of the Partnership's long-term debt secured by the Florence hotel of $2,730,000 is estimated to be $2,869,000 by discounting the future cash flow payments at rates which are believed to be currently available to the Partnership for similar debt instruments of comparable maturities. Since there is no market for instruments comparable to the note payable to general partner and the timing of future payments is contingent on cash flow, a reasonable estimate of the fair value of the note is not practicable without incurring excessive costs. The carrying amounts of all other financial instruments approximate fair value because of short-term maturity of these items.

(2)     Long-term Debt

                            Signature Inn Florence
                            ----------------------

     A mortgage loan of $2,730,000 at December 31, 1995 relating to industrial revenue bonds issued by the City of Florence, Kentucky is secured by the Florence hotel and includes various principal amounts which bear interest at an effective rate of 9.76% and mature serially to 2016. The bond indenture requires the maintenance of a debt service fund of $225,000 before distributions can be made to the partners. Through December 31, 1995, no deposits had been made to the debt service fund. Withdrawals from the fund are permitted for working capital and other operating needs.

                          Signature Inn Sharonville
                          -------------------------

     A mortgage loan of $2,504,869 at December 31, 1995 is secured by the Sharonville hotel and is payable in monthly installments of $23,502, including interest at 10.0%. The interest rate and monthly installments are adjustable at three-year intervals to 3.75% above the three-year U.S. Treasury Constant Maturity rate, based on maturity in 2018. The interest rate is not to exceed 15% through maturity in 1998, or be less than 10%.

                                   General
                                   -------

     Capitalized lease obligations of $48,968 at December 31, 1995 are due in monthly installments, including imputed interest at rates which range from 13.96% to 14.43%, through maturity in 1998. The lease payments for each of the next three years range from $4,353 to $26,121 and aggregate $56,595 over the remaining terms of the leases, including imputed interest of $7,627. Furniture and equipment includes $264,892 of leased assets, and related accumulated depreciation amounted to $242,071 and $228,028 at December 31, 1995 and 1994, respectively.

     Included in long-term debt at December 31, 1995 is an installment note of $18,479 which is secured by a vehicle and is due in monthly installments of $598, including interest at 8.5%, through December 1998.

     The annual aggregate maturities of long-term debt over the next five years are $104,573 in 1996, $116,688 in 1997, $2,501,055 in 1998, $60,000 in
1999 and $65,000 in 2000.

(3)     Signature Inns, Inc.

     The general partner receives 9.0% of defined gross revenue for hotel management and franchise fees and $7,000 for annual partnership accounting and related services. The Partnership contributes 3.5% of defined gross revenue to a cooperative advertising and reservation fund administered by the general partner.

     In 1994, the general partner restructured the note payable to general partner, which had a balance of $3,038,045, and reduced the balance to $2,377,361 resulting in an extraordinary gain from the restructuring of $660,684. The restructured note is non-interest bearing and repayments are dependent on future annual cash flows of the Partnership. The note matures in 2004 and requires annual principal payments equal to 50% of defined available cash flow but not in excess of $237,736.

     The general partner's advances bear interest at the prime rate plus 1.0% adjusted quarterly (9.75% and 9.5% at December 31, 1995 and 1994, respectively). Interest expense on the general partner note and advances amounted to $25,913 and $21,537 in 1995 and 1994, respectively, and related accrued interest amounted to $1,988 and $1,925 at December 31, 1995 and 1994, respectively.